Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

Exhibit 2.2

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into effective as of December 26, 2013 (the “Effective Date”), by and between Teva Pharmaceuticals USA, Inc., a Delaware corporation and those of its affiliates that own the ANDAs (as defined below) (collectively, “Teva”), on the one hand, and ANI Pharmaceuticals, Inc., a Delaware corporation (“Buyer”), on the other hand.

WHEREAS, Teva owns certain ANDAs and other assets that are part of the Purchased Assets (as defined below) with respect to the generic pharmaceutical products listed on Exhibit A (the “Products”, as further defined below) within the Territory;

WHEREAS, Buyer wishes to purchase the Purchased Assets from Teva, all upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter expressed, Buyer and Teva agree as follows:

1.	For purposes of this Agreement, the following terms have the following meanings:

(a)           “Affiliate” means, with respect to any Person named herein, any other Person that is controlled by, controls, or is under common control with the named Person.  “Control” of a business entity means any of: (i) direct or indirect beneficial ownership of fifty percent (50%) of more of the voting interest in such entity, (ii) the right to appoint fifty percent (50%) or more of the directors or management of such entity, or (iii) the power to otherwise direct the management and policies of such entity.

(b)           “ANDAs” means all the right, title and interest in, to and under the Abbreviated New Drug Applications filed with the FDA pursuant to its rules and regulations and included on Exhibit A.

(c)           “Applicable Law” means the applicable laws, rules, regulations, guidelines and requirements of any Governmental Entity related to the development, registration, manufacture, importation, sale and marketing of the Products in the Territory or any obligation under, or related to, this Agreement, including those obligations applicable to the ANDAs.

(d)           “Assumed Liabilities” shall have the meaning ascribed to the term in Section 4 of this Agreement.

(e)           “Bill of Sale” means a bill of sale to be executed and delivered by each Party no later than (i) five (5) Business Days following the Effective Date with respect to the Initial Purchased Assets (the “Initial Bill of Sale”) and (ii) ninety (90) days following the Effective Date with respect to the Remaining Purchased Assets (the “Remaining Bill of Sale”), each of which will be substantially in the form of Exhibit B-1 and Exhibit B-2, respectively.

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(f)            "Business Day" means any day on which commercial banks are not authorized or required to close in New York, New York.

(g)           “Calendar Quarter” means any of the three (3) consecutive calendar month periods ending on March 31, June 30, September 30 or December 31.

(h)           “Confidential Information” shall have the meaning ascribed to the term in Section 13 of this Agreement.

(i)            "Continuing Royalty Obligation" shall have the meaning ascribed to such term in Section 6(c) of the Agreement.

(j)            “Contract Margin” shall have the meaning ascribed to the term in Exhibit C of this Agreement.

(k)           “Excluded Assets” shall have the meaning ascribed to the term in Section 2(b) of this Agreement.

(l)            “FDA” means the United States Food and Drug Administration and all divisions under its direct control or any successor organizations.

(m)                  [***] shall have the meaning ascribed to the term in Exhibit C of this Agreement.

(n)           “Governmental Entity” means any international, national, foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority.

(o)           "Initial Acquisition Date" shall have the meaning ascribed to the term in Section 2(a) of this Agreement.

(p)           "Initial Disclosure" shall have the meaning ascribed to the term in Section 15 of this Agreement.

(q)           "Initial Purchased Assets" shall have the meaning ascribed to the term in Section 2(a) of this Agreement.

(r)            “Launch Date” means, on a Product-by-Product basis, the date on which Buyer, its Affiliates or a third party under an ANDA Sale Transaction (defined below) makes its first commercial sale of such Product to an unrelated third party in an arms-length transaction in the Territory.

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(s)            “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, or known or unknown, including those arising under Applicable Law or governmental action and those arising under any contract, arrangement, commitment or undertaking, or otherwise.

(t)            “Net Sales” shall have the meaning ascribed to the term in Exhibit C of this Agreement.

(u)           “Party” or “Parties” means Teva or Buyer, as applicable.

(v)           “Person” means any individual, partnership (general or limited), association, corporation, limited liability company, joint venture, trust, estate, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other legal person or organization.

(w)          “Products” means the generic pharmaceutical products listed on Exhibit A that are manufactured pursuant to an ANDA to be purchased by Buyer pursuant to this Agreement.

(x)           “Product Year” means, on a Product-by-Product basis, each twelve month period following the Launch Date for a particular Product, with “Product Year 1” meaning the first such twelve month period, “Product Year 2” meaning the second such twelve month period, and “Product Year 3” meaning the third such twelve month period, and so on.

(y)           “Purchased Assets” means (i) the ANDAs and (ii) the related documents, only to the extent made available to Buyer for inspection at its Woodcliff Lake, NJ site on November 19, 2013.

(z)           "Remaining Acquisition Date" shall have the meaning ascribed to the term in Section 2(a) of this Agreement.

(aa)         "Remaining Purchased Assets" shall have the meaning ascribed to the term in Section 2(a) of this Agreement.

(bb)         “Royalty” shall have the meaning ascribed to the term in Exhibit C of this Agreement.

(cc)         “Royalty Term” shall have the meaning ascribed to the term in Exhibit C of this Agreement.

(dd)         “Territory” means the United States of America, including its districts, territories, commonwealths and possessions.

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(ee)         “Up-Front Payments” shall have the meaning ascribed to the term in Section 6 of this Agreement.

2.
(a)           Upon the terms and subject to the conditions of this Agreement, as promptly as practicable, but in no event later than (i) five (5) Business Days, following the Effective Date (such date, the "Initial Acquisition Date"), (A) Teva will transfer, sell, convey, assign and deliver to Buyer all of the Purchased Assets that are in electronic form as well as the Purchased Assets in hardcopy relating to ANDA# 061591 (the "Initial Purchased Assets") and Buyer will purchase, accept and assume, all of Teva's right, title and interest in and to the Initial Purchased Assets, for the purchase price of one (1) dollar ($1.00) and the other consideration set forth herein and (B) the Parties shall each execute and deliver an Initial Bill of Sale with respect to such Initial Purchased Assets (the "Initial Bill of Sale") and (ii) ninety (90) days following the Effective Date (such date, the "Remaining Acquisition Date"), (A) Teva will transfer, sell, convey, assign and deliver to Buyer all of the Purchased Assets other than the Initial Purchased Assets (the "Remaining Purchased Assets") and Buyer will purchase, accept and assume, all of Teva's right, title and interest in and to the Remaining Purchased Assets, for the purchase price of one (1) dollar ($1.00) and the other consideration set forth herein and (B) the Parties shall each execute and deliver a Bill of Sale with respect to such Remaining Purchased Assets (the "Remaining Bill of Sale").

(b)           Teva and Buyer expressly agree and acknowledge that the Purchased Assets do not include any assets of any kind, nature, character or description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise, and wherever situated) that are not expressly included within the definition of Purchased Assets (the “Excluded Assets”).  For purposes hereof, it is agreed that the Excluded Assets include, without limitation, any and all trademarks, trade names, brand names, logotypes, symbols, service marks, and trade dress, and any registrations or applications for registrations of any of the foregoing.

3.             Buyer acknowledges and agrees that Teva may retain for archival purposes and for purposes of complying with Applicable Law only, one (1) copy of all or any part of the documentation that Teva delivers to Buyer pursuant to Section 2.  Teva agrees to treat such copies as Confidential Information (in accordance with Section 13 hereof).

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

4.             Buyer agrees that from and after the Initial Acquisition Date, with respect to the Initial Purchased Assets, and the Remaining Acquisition Date, with respect to the Remaining Purchased Assets, Buyer will be responsible for and will pay, perform and/or otherwise discharge when due those Liabilities (including any Liabilities arising in respect of taxes) arising from and after the Effective Date, that directly arise out of or in connection with or directly relate to the Purchased Assets or Products, the use thereof, or the marketing or sale of the Products by or on behalf of Buyer or its Affiliates, including: (a)  Liabilities arising on or after the Effective Date from any patent infringement claim or lawsuit brought by any third party, the FDA or any other Governmental Entity, in all cases only to the extent that they relate to Products sold by or on behalf of the Buyer on or after the Effective Date; (b) Liabilities arising on or after the Effective Date from any FDA or any other Governmental Entity action or notification filed on or after the Effective Date, in all cases only to the extent they relate to Products sold by or on behalf of Buyer or its Affiliates on or after the Effective Date; (c) Liabilities arising on or after the Effective Date from any product liability claims relating to Products sold by or on behalf of Buyer or its agents or assignees on or after the Effective Date; and (d) state and federal Medicaid/Medicare rebates and payments, and all credits, chargebacks, rebates, discounts, allowances, incentives and similar payments in connection with the sale of Products by or on behalf of Buyer or its Affiliates on or after the Effective Date (collectively, the “Assumed Liabilities”). It is understood and agreed that the "Assumed Liabilities" do not include any Liabilities that arose prior to the Effective Date or that arise from and after the Effective Date that relate to the Purchased Assets or Products or any other Liabilities set forth in clauses (a) through (d) above in each case that relate to or arise in respect of (i) the period prior to the Effective Date or (ii) any Products sold by or on behalf of Teva, which will remain Liabilities of Teva.

5.             From and after the Initial Acquisition Date, with respect to the Initial Purchased Assets, and the Remaining Acquisition Date, with respect to the Remaining Purchased Assets, Buyer will be in control of, and responsible for, all costs and Liabilities arising from or related to any commitments or obligations to any Governmental Entity involving the Products and related to the period beginning on and after the Effective Date. It is understood and agreed that Teva will be in control of and responsible for all costs and Liabilities arising from or related to any commitments or obligations to any Governmental Entity involving the Products and related to the period prior to the Effective Date.

6.             The Parties covenant and agree as follows:

(a)                   In consideration of the transfer of the Purchased Assets to Buyer:

i.  upon execution of the Initial Bill of Sale and delivery by Teva of the Initial Purchased Assets to Buyer in accordance with Section 2(a), Buyer shall pay to Teva by wire transfer of immediately available funds into an account designated in writing to the Buyer by Teva, a non-refundable payment in the amount of Eight Million Five Hundred Thousand Dollars (US$8,500,000) (the "Initial Payment"); and

ii. upon execution of the Remaining Bill of Sale and delivery by Teva of the Remaining Purchased Assets to Buyer in accordance with Section 2(a), Buyer shall pay to Teva by wire transfer of immediately available funds into an account designated in writing to the Buyer by Teva, a non-refundable payment in the amount of Four Million Dollars (US$4,000,000) (the "Second Payment" and, together with the Initial Payment, the “Up-Front Payments").

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(b)                   In addition to the Up-Front Payments and in further consideration of the transfer of the Purchased Assets to Buyer, on a Product-by-Product basis, following the Launch Date of each Product and until the expiration of the applicable Royalty Term, Buyer shall pay to Teva the Royalty set forth on Exhibit C [***] Such payments shall be subject to the record keeping, audit and other provisions contained in Exhibit C.

(c)                   Buyer hereby represents and warrants to Teva that except in connection with (i) a sale of all or substantially all of the assets or equity of Buyer or (ii) a pledge of the Purchased Assets as collateral under one or more of the Buyer's credit facilities, it will not, transfer, sell, convey, assign or deliver, in accordance with Section 22 or otherwise, one or more ANDAs to a third party (an “ANDA Sale Transaction”) for a period of  [***] from the Effective Date, without Teva’s written consent, which shall not be unreasonably withheld. In the event Buyer enters into an ANDA Sale Transaction, Buyer hereby further represents and warrants to Teva that the ANDA Sale Transaction will obligate such third party to pay or continue to pay, as applicable, the Royalty for each Product that is subject to the ANDA Sale Transaction for the remainder of the applicable Royalty Term, if any (the “Continuing Royalty Obligation”). In the event Buyer enters into any transaction other than an ANDA Sale Transaction pursuant to which a third party distributes one or more of the Products or ANDAs or commercializes one or more of the Products or ANDAs, then Buyer shall pay Teva a Royalty with respect to any such Products on all amounts received by Buyer from such third party for the remainder of the applicable Royalty Term. Notwithstanding any provision herein to the contrary, if Buyer transfers, sells, conveys, assigns or delivers any ANDA to an Affiliate, Buyer’s Continuing Royalty Obligation to Teva shall not be affected thereby.

(d)                   Buyer shall provide Teva with bi-annual status reports in writing on its development activities with respect to each of the Products, which reports shall be deemed to be "Confidential Information" hereunder and which Teva agrees will only be used by it for the purpose of monitoring Buyer's progress towards the commercialization of the Products.

(e)                   [***]

7.

(a)                   Each of the Parties represents and warrants to the other Party that:

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i.  such Party has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby;

ii. neither the execution and delivery of this Agreement by such Party, nor its performance hereunder, conflicts with or will result in any violation or breach of, or constitutes (with or without due notice or lapse of time or both) a default under any of the terms or conditions of any note, indenture, license, agreement or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be bound; or to its best knowledge, violates any Applicable Law;

iii.                this Agreement is a legal, valid and binding agreement of such Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law;

iv.                such Party has not, and will not, directly or indirectly, enter into any contract or any other transaction with any third party that conflicts or derogates from its undertakings hereunder; and

v. such Party has not been debarred, is not subject to debarment, and will not use, in any capacity in connection with the obligations to be performed under this Agreement, any person who has been debarred pursuant to Section 346 of the United States Food, Drug and Cosmetic Act.

(b)                   In addition, Teva hereby represents and warrants to Buyer that (i) it has good and marketable title to the Purchased Assets, free and clear of all liens, claims and encumbrances and (ii) as of the date hereof, Teva has no actual knowledge of any Liabilities.

8.             All representations and warranties contained in Section 7 shall survive the Effective Date and shall remain operative and in full force and effect for a period of twelve (12) months following the Effective Date.

9.             EXCEPT AS EXPRESSLY SET FORTH HEREIN, TEVA IS NOT MAKING AND HEREBY EXPRESSLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NON-INFRINGEMENT.  WITHOUT DEROGATING FROM THE GENERALITY OF THE FOREGOING, BUYER ACKNOWLEDGES AND AGREES THAT EXCEPT AS EXPRESSLY SET FORTH HEREIN TEVA IS SELLING THE PURCHASED ASSETS ON AN “AS IS” AND “WHERE IS” BASIS AND TEVA MAKES NO OTHER REPRESENTATION OR WARRANTY WITH RESPECT TO THE PURCHASED ASSETS OR THE PRODUCTS INCLUDING, WITHOUT LIMITATION, ANY GUARANTEE THAT FDA APPROVAL WILL BE OBTAINED, RELATING TO THE MANUFACTURE AND/OR MARKETING OF ANY PRODUCTS.

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10.

(a)                   Buyer shall indemnify, defend and hold Teva and its Affiliates and their respective officers, directors, employees, agents and subcontractors harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees and expenses) arising out of or resulting from any third party claims made or suits brought against such parties which arise or result from (i) Buyer’s material breach of any of its representations, warranties or covenants set forth in this Agreement, or any of its obligations hereunder, (ii) any and all Assumed Liabilities; (iii) the manufacture, registration, marketing, handling, storage, use or sale of the Products by or on behalf of Buyer, including, without limitation, any claim for personal injury or death; or (iv) Buyer’s negligence or willful misconduct.

(b)                   Teva shall indemnify, defend and hold Buyer and its Affiliates and their respective officers, directors, employees, agents and subcontractors harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees and expenses) arising out of or resulting from any third party claims made or suits brought against such parties which arise or result from (i) Teva’s material breach of any of its representations, warranties or covenants set forth in this Agreement, or any of its obligations hereunder, (ii) any and all Liabilities relating to the Purchased Assets, other than the Assumed Liabilities; (iii) the manufacture, registration, marketing, handling, storage, use or sale of the Products prior to the Effective Date, including, without limitation, any claim for personal injury or death; or (iv) Teva’s negligence or willful misconduct.

11.          In no event shall either Party or its Affiliates have any liability to the other Party for indirect, incidental, special or consequential damages (including lost profits) of the other arising out of the performance or failure to perform any obligations set forth herein, irrespective of whether attributable to breach of contract, breach of warranty, negligence, strict liability or otherwise, other than with respect to the indemnification claims pursuant to Section 10 to the extent payable to third parties.

12.          At all times from the Launch Date of a Product in the Territory through the date which is three (3) years after the final sale of a Product in the Territory, Buyer will maintain product liability and other insurance (or self insurance) for itself in amounts which are reasonable and customary in the USA pharmaceutical industry, provided in no event shall the product liability insurance amounts be less than [***] per occurrence and [***] in the aggregate limit of liability per year.  Buyer shall provide written proof of such insurance to Teva upon request.

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

13.          Each of the Parties agrees that:

(a)           Except as required by law or court order: (i) it will not disclose any Confidential Information, as defined herein, of the other Party to any third party at any time without the prior written consent of the disclosing Party; (ii) it will not make use of any Confidential Information of the other Party for any purpose other than for the purposes set forth in, or in furtherance of the transactions contemplated by, this Agreement; and (iii) it will use all commercially reasonable efforts to prevent unauthorized publication or disclosure by any person of such Confidential Information. Notwithstanding the foregoing, the Parties agree that this Agreement may be disclosed to their respective attorneys, accountants and financial advisors, provided such parties are informed of the confidential nature of the Confidential Information and, in the case of financial advisors, have executed a non-disclosure agreement that contains provisions at least as restrictive as the provisions set forth in this Section 13. In addition, Buyer shall be entitled to disclose this Agreement to prospective purchasers of the ANDAs, the buyer of all or substantially all of the assets or business of the Buyer provided that any such prospective purchaser has executed a non-disclosure agreement that contains provisions at least as restrictive as the provisions set forth in this Section 13.

(b)           With respect to any Confidential Information required to be disclosed by law or court order by a Party that has received such Confidential Information from another Party, the receiving Party shall promptly notify the disclosing Party as to the requirement or demand for such disclosure and shall reasonably assist the disclosing Party in seeking to limit the scope of such disclosure or ensuring that the same is accorded confidential treatment.

(c)           All Confidential Information in any form will be returned to the Party who disclosed the Confidential Information within thirty (30) days after written request by the disclosing Party; provided that the Parties may retain one (1) copy of such Confidential Information with its legal counsel as a record of the receiving Party's ongoing confidentiality obligations under this Agreement.

(d)           For purposes of this Agreement, the term “Confidential Information” means all know-how, trade secrets, formulae, data, inventions, technology and other information, including financial information, in whatever form, related to the registration, manufacture, sale or marketing of the Products, marketing strategies or business of the disclosing Party, related to this Agreement.  Without limiting the generality of the foregoing, but subject to Section 15, the existence of this Agreement and each of its provisions shall be considered Confidential Information.  Confidential Information shall not include any information that (i) is or becomes public knowledge through no fault of the receiving Party; (ii) rightfully was in the receiving Party’s possession at the time of disclosure (as evidenced by written records); (iii) was independently created by the receiving Party (as evidenced by written records) without use or reference to any Confidential Information; or (iv) is received from a third party having the lawful right to disclose the information. Notwithstanding anything to the contrary set forth in clause (ii) above, it is understood and agreed that in no event will the Confidential Information retained by Teva under Section 3, be deemed to be excluded from the term "Confidential Information."

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

14.          Teva shall dispatch a letter to FDA in the form set forth in Exhibit D (a) simultaneous with or promptly after Buyer’s payment to Teva of the Initial Payment, with respect to the Initial Purchased Assets and (b) simultaneous with or promptly after Buyer’s payment to Teva of the Second Payment with respect to the Remaining Purchased Assets.

15.          The Parties agree that except as provided below, no publicity, release, disclosure or announcement concerning this Agreement or the transactions contemplated hereunder shall be issued without the advance written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned.  For releases, disclosures or announcements required by applicable securities laws or Applicable Law, the Party proposing to make the release, disclosure or announcement shall, before making any such release, disclosure or announcement, afford the other Party a reasonable opportunity to review and comment, and the first Party shall give due consideration to the comments of the other Party. It is understood and agreed that once Teva has reviewed and commented on the initial disclosure relating to this Agreement to be included in Buyer's filings with the Securities Exchange Commission under applicable securities laws (the “Initial Disclosure”), Teva agrees that the Initial Disclosure shall be deemed preapproved for purposes of, and any may be included in, all future filings of the Buyer without triggering additional review and comment rights of Teva for each such subsequent filing. The Parties recognize that Buyer may be required to file a copy of this Agreement with the Securities Exchange Commission, as a material contract of the Buyer. Buyer agrees that if it is advised by counsel that a copy of this Agreement must be filed, it will redact confidential provisions to the extent permitted by applicable law and will use commercially reasonable efforts to obtain confidential treatment with respect to that portion of the Agreement which it is advised by counsel is eligible therefor.

16.          Buyer will preserve all books and records included within the Purchased Assets for applicable periods of time required by the FDA and any other applicable Governmental Entity and, subject to the confidentiality restrictions contained herein, make such books and records available for inspection and copying by Teva or its agents upon reasonable request and upon reasonable notice.

17.          This Agreement shall be governed, interpreted and construed in accordance with the substantive laws of the State of New York, U.S.A., without regard to its conflict of laws principles.  Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York over any action or proceeding arising out of or relating to this Agreement, and each hereby waives the defense of any inconvenient forum for the maintenance or such action or proceeding.  In addition, it is further agreed that the Parties shall be entitled to enforce specifically the terms of this Agreement in the United States District Court for the Southern District of New York, this entitlement being in addition to any other remedy to which such Party is entitled at law or in equity. To the extent that it may otherwise by applicable, the Parties hereby expressly agree to unconditionally waive and exclude from the operation of this Agreement the United Nations Convention on Contracts for the International Sale of Goods, concluded at Vienna, on 11 April 1980, as amended and as may be amended further from time to time.

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

18.          All notices and other communications required or permitted to be given or made pursuant to this Agreement shall be in writing signed by the sender and shall be deemed duly given (a) on the date delivered, if personally delivered, (b) on the date sent by telecopier with automatic confirmation by the transmitting machine showing the proper number of pages were transmitted without error, (c) on the business day after being sent by Federal Express or another recognized overnight mail service which utilizes a written form of receipt for next day or next business day delivery or (d) three (3) business days after mailing, if mailed by U.S. postage-prepaid certified or registered mail, return receipt requested, in each case addressed to the applicable Party at the address set forth below; provided that a Party may change its address for receiving notice by the proper giving of notice hereunder:

if to Teva, to:
Teva Pharmaceuticals USA, Inc.
1090 Horsham Road
North Wales, PA  19454
Attention:  Vik Seoni   SVP, Business Development & Alliance Management
Facsimile:  (215) 293-6500

With a copy (which shall not constitute notice) to:

Teva Pharmaceuticals USA, Inc.
425 Privet Road
Horsham, PA  19044
Attention:  General Counsel
Facsimile: (215) 293-6499

if to Buyer, to:

ANI Pharmaceuticals, Inc.
210 Main Street West
Baudette, MN  56623
Attention:  Charlotte Arnold
Facsimile:  (218) 634-3540

With a copy (which shall not constitute notice) to:

Dentons US LLP
1221 Avenue of the Americas
New York, NY 10020
Attention:  Jane A. Meyer
Facsimile:  (212) 768-6700

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

19.          The status of the Parties under this Agreement shall be that of independent contractors, without the authority to act on behalf of or bind each other.  Nothing in this Agreement shall be construed as establishing a partnership or joint venture relationship between the Parties hereto.

20.          This Agreement (including its Annexes) constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior agreements, arrangements, dealings or writings between the Parties.  This Agreement may not be amended or modified except in writing executed by the duly authorized representatives of the Parties.

21.          Should any part or provision of this Agreement be held unenforceable or in conflict with Applicable Law, the invalid or unenforceable part or provision shall, provided that it does not affect the essence of this Agreement, be replaced with a revision which accomplished, to the greatest extent possible, the original commercial purpose of such part or provision in a valid and enforceable manner, and the balance of this Agreement shall remain in full force and effect and binding upon the Parties hereto.

22.          The terms and provisions hereof shall inure to the benefit of, and be binding upon the Parties and their respective successors and permitted assigns.  No Party shall assign, encumber or otherwise transfer this Agreement or any part of it to any third party, without the prior written consent of the other Party which consent will not be unreasonably withheld; provided, however, that notwithstanding the foregoing, and subject to the Continuing Royalty Obligation, no such consent shall be required in the event of any assignment or transfer of this Agreement (a) to any of its Affiliates, or (b) to any successor in interest to such Party’s business, whether by merger, sale of assets or otherwise; in the event of which a Party shall only be required to give written notice of such assignment or transfer to the other Party but will not be required to obtain the consent of the other Party.  In the case of an assignment to an Affiliate, the assigning Party shall remain liable for the full and timely performance by such Affiliate of all the obligations of the assigning Party hereunder. In the case of any sale, assignment, divestiture or other transfer to a third party, the assigning Party shall remain liable for the full and timely performance of such third party unless such third party has a tangible net worth that is no less than the tangible net worth of the assigning Party, in which event the assigning Party shall be released from all future liability hereunder, in the case of Buyer subject to the Continuing Royalty Obligation. Nothing in this Section 22 shall prohibit Buyer from using contract manufacturers or distributors in connection with its ownership, development or sale of the Products, subject to its obligation to pay the Royalty to Teva.

23.          No waiver of a breach or default hereunder shall be considered valid unless in writing and signed by the Party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

24.          Each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all such further actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as possible, the transactions contemplated by this Agreement including, without limitation, notices to the FDA regarding the transfer of the ANDAs from Teva to Buyer.  Each Party shall bear its own costs related thereto. In addition, Teva agrees to cause any affiliates that own any of the ANDAs to fully comply with the terms of this Agreement and Teva's obligations hereunder.

25.          Any provision which by its terms is intended to survive the termination or expiration of this Agreement will survive the termination or expiration of this Agreement and remain in full force and effect thereafter.

26.          This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which, taken together, shall constitute one and the same instrument.  PDF and facsimile signatures shall constitute original signatures.

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TEVA PHARMACEUTICALS USA, INC.

By:	/s/ Allan Oberman
Name:	Allan Oberman
Title:	President and CEO, Teva Americas Generics

By:	/s/ Vikram Seoni
Name:	Vikram Seoni
Title:	SVP, Business Development & Alliance Management

ANI PHARMACEUTICALS, INC.

By:	/s/ Charlotte C. Arnold
Name:	Charlotte C. Arnold
Title:	VP & Chief Financial Officer

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

EXHIBIT A

ANDA	PRODUCT
77979	ALPRAZOLAM EXTENDED RELEASE TABLET, 0.5 mg, 1 mg, 2 mg and 3 mg

77725	ALPRAZOLAM EXTENDED RELEASE TABLET, 0.5 mg, 1 mg, 2 mg and 3 mg

65278	CEFADROXIL/CEFADROXIL HEMIHYDRATE FOR SUSPENSION, EQ 250 mg base/5 mL, 500 mg base/5 mL

62698	CEFADROXIL/CEFADROXIL HEMIHYDRATE FOR SUSPENSION, EQ. 125 mg base/5 mL, 250 mg base mL/5 mL, 500 mg base/5 mL

88921	CHLORPROPAMIDE TABLET, 100 mg

88812	CHLORPROPAMIDE TABLETS, 100 mg

89446	CHLORPROPAMIDE TABLET, 100 mg

89447	CHLORPROPAMIDE TABLET, 250 mg

88813	CHLORPROPAMIDE TABLET, 250 mg

88918	CHLORPROPAMIDE TABLET, 100 mg

88919	CHLORPROPAMIDE TABLET, 250 mg

88840	CHLORPROPAMIDE TABLETS, 100 mg
87353	CHLORPROPAMIDE TABLETS, 250 mg
88768	CHLORPROPAMIDE TABLET, 100 mg

88641	CHLORPROPAMIDE TABLET, 250 mg

88922	CHLORPROPAMIDE TABLET, 250 mg

74859	CIMETIDINE HYDROCHLORIDE SOLUTION, 300 mg/5 mL

74610	CIMETIDINE HYDROCHLORIDE SOLUTION, EQ 300 mg base/5 mL

75110	CIMETIDINE HYDROCHLORIDE SOLUTION, 300 mg/5 mL
71800	DESIPRAMINE HYDROCHLORIDE TABLET, 25 mg

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

71801	DESIPRAMINE HYDROCHLORIDE TABLET, 50 mg

71802	DESIPRAMINE HYDROCHLORIDE TABLET, 75 mg

71803	DESIPRAMINE HYDROCHLORIDE TABLET, 100 mg
71804	DESIPRAMINE HYDROCHLORIDE TABLET. 150 ,g
88682	DEXCHLORPHENIRAMINE MALEATE, 2 mg

61591	ERYTHROMYCIN STEARATE TABLET, EQ 250 mg

63179	ERYTHROMYCIN STEARATE TABLET, 500 mg
61461	ERYTHROMYCIN STEARATE TABLET, 250 mg and 500 mg
75126	ETODOLAC CAPSULE, 200 mg and 300 mg

74899	ETODOLAC CAPSULE, 200 mg and 300 mg
81310	FLUPHENAZINE HYDROCHLORIDE ELIXIR, ORAL, 2.5 mg/5 mL
73058	FLUPHENAZINE HYDROCHLORIDE CONCENTRATE, ORAL, 5 mg/ml
89441	EXTENDED PHENYTOIN SODIUM, 100 mg

74149	GUANABENZ ACETATE TABLET, EQ. 4 mg base, 8 mg base

74267	GUANABENZ ACETATE TABLET, 4 mg and 8 mg
75147	ISOSORBIDE MONONITRATE TABLET, 20 mg

78730	LANSOPRAZOLE DELAYED RELEASE TABLETS, 15 mg and 30 mg

40001	METHAZOLAMIDE TABLET, 25 mg, 50 mg

74540	NICARDIPINE HYDROCHLORIDE CAPSULE, 20 mg and 30 mg

74439	NIZATIDINE CAPSULES, 20 mg, 30 mg

75461	NIZATIDINE CAPSULES, 150 mg, 300 mg

75668	NIZATIDINE CAPSULES, 150 mg and 300 mg

78005	OXCARBAZEPINE TABLET, 150 mg, 300 mg and 600 mg

78138	PERINDOPRIL ERBUMINE TABLET, 2 mg, 4 mg and 8 mg

89457	PERPHENAZINE TABLET, 16 mg
89708	PERPHENAZINE TABLET, 4 mg
89707	PERPHENAZINE TABLET, 2 mg

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

89456	PERPHENAZINE TABLET, 8 mg

88958	PROCAINAMIDE HYDROCHLORIDE EXTENDED RELEASE TABLET, 250 mg

88959	PROCAINAMIDE HYDROCHLORIDE EXTEDNED RELEASE TABLET, 500 mg

88974	PROCAINAMIDE HYDROCHLORIDE EXTEDNED RELEASE TABLET
89438	PROCAINAMIDE HYDROCHLORIDE EXTENDED RELEASE TABLET, 750 mg

40111	PROCAINAMIDE HYDROCHLORIDE EXTENDED RELEASE TABLET, 1 gm

40435	EXTENDED PHENYTOIN SODIUM CAPSULE, 100 mg
80259	PROMPT PHENYTOIN SODIUM CAPSULE, 100 mg

76550	PROPAFENONE HYDROCHLORIDE TABLET, 150 mg, 225 mg, 300 mg

71977	PROPRANOLOL HYDROCHLORIDE TABLETS, 90 mg
80215	PROPYLTHIOURACIL TABLET, 50 mg

76440	RISPERIDONE SOLUTION, 1 mg/mL

76287	FLUOXETINE HYDROCHLORIDE CAPSULE, EQ. 10 mg base, EQ. 20 mg base

88194	THIORIDAZINE HYDROCHLORIDE TABLET, 50 mg
88270	THIORIDAZINE HYDROCHLORIDE TABLET, 10 mg
88271	THIORIDAZINE HYDROCHLORIDE TABLET, 15 mg
88272	THIORIDAZINE HYDROCHLORIDE TABLET, 25 mg
88273	THIORIDAZINE HYDROCHLORIDE TABLET, 100 mg
89603	THIORIDAZINE HYDROCHLORIDE CONCENTRATE, 5 mg/mL
89602	THIORIDAZINE HYDROCHLORIDE CONCENTRATE, 5 mg/mL
88456	THIORIDAZINE HYDROCHLORIDE CONCENTRATE, 5 mg/mL
88493	THIORIDAZINE HYDROCHLORIDE CONCENTRATE, 5 mg/mL
73178	VALPROIC ACID SYRUP, 250 mg/5 mL

77639	ZONISAMIDE CAPSULE, 100 mg, 25 mg, 50 mg

77641	ZONISAMIDE CAPSULE, 25 mg, 50 mg, 100 mg

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

EXHIBIT B-1

Form Initial Bill of Sale

THIS BILL OF SALE (the "Initial Bill of Sale"), dated as of ____________, 201_, is made and delivered by Teva Pharmaceuticals USA, Inc., a corporation organized under the laws of the State of Delaware and those of its affiliates that own the ANDAs (as defined in the Purchase Agreement) ("Teva"), to ANI Pharmaceuticals, Inc., a company organized under the laws of the State of Delaware ("Purchaser"), (each a “Party”, collectively the “Parties”).

WHEREAS, pursuant to that certain asset purchase agreement, dated as of December___, 2013, by and between Teva and Purchaser (the “Purchase Agreement”), Teva has agreed to transfer, sell, convey, assign and deliver to Purchaser, and Purchaser has agreed to purchase, accept and assume as of the date hereof, all right, title and interest, within the Territory, of the Initial Purchased Assets (as defined in the Purchase Agreement); and

WHEREAS, the Parties desire to deliver to each other such instruments as are required in order to effectuate and evidence the sale by Teva and purchase by Purchaser of the Initial Purchased Assets.

NOW, THEREFORE, in consideration of the premises and in accordance with the provisions of the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Teva and Purchaser hereby each agree as follows:

1.             The terms of the Purchase Agreement are incorporated herein by reference and capitalized terms used but not defined in this Initial Bill of Sale shall have the meaning ascribed thereto in the Purchase Agreement.

2.             Teva hereby irrevocably and unconditionally transfer, sells, conveys, assigns, and delivers to Purchaser, and Purchaser hereby irrevocably and unconditionally purchases, accepts and assumes, all of Teva's right, title and interest, within the Territory, in and to all of the Initial Purchased Assets, free and clear of any liens, charges or other encumbrances.

3.             The Parties, their respective divisions, subsidiaries, officers, directors, employees, stockholders, agents, representatives, advisors, consultants, attorneys, independent contractors and successors and assigns hereby release and discharge the other and their respective Affiliates, divisions, subsidiaries, officers, directors, employees, stockholders, agents, representatives, advisors, consultants, attorneys, independent contractors and successors and assigns, from any and all claims, causes of actions, obligations, investigations, demands, suits and/or liabilities, of any nature whatsoever, whether asserted or unasserted, known or unknown, or suspected or unsuspected to exist from the beginning of time, in any way arising under or in any way relating to the Initial Purchased Assets, except with respect to fraud or any representation, warranty or covenant expressly made by it in the Purchase Agreement.

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

4.             All of the terms and provisions of this Initial Bill of Sale shall be binding upon Teva and its successors and assigns, and shall be binding upon Purchaser and its successors and assigns.

5.             This Initial Bill of Sale and any all matters arising directly or indirectly herefrom shall be governed by and construed and enforced in accordance with the laws of the State of New York, U.S.A. applicable to agreements made and to be performed entirely in such State.

6.             It is acknowledged and agreed that this Initial Bill of Sale is intended to document the sale and assignment of the Initial Purchased Assets to Purchaser.

7.             This Initial Bill of Sale may be executed by PDF and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute a single instrument.

IN WITNESS WHEREOF, the undersigned have executed this Initial Bill of Sale as of the date first set forth above.

TEVA PHARMACEUTICALS USA, INC.

By:
Name:
Title:

By:
Name:
Title:

ANI PHARMACEUTICALS, INC.

By:
Name:
Title:

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

EXHIBIT B-2

Form Remaining Bill of Sale

THIS BILL OF SALE (the "Remaining Bill of Sale"), dated as of ________, 2014, is made and delivered by Teva Pharmaceuticals USA, Inc., a corporation organized under the laws of the State of Delaware and those of its affiliates that own the ANDAs (as defined in the Purchase Agreement) ("Teva"), to ANI Pharmaceuticals, Inc., a company organized under the laws of the State of Delaware ("Purchaser"), (each a “Party”, collectively the “Parties”).

WHEREAS, pursuant to that certain asset purchase agreement, dated as of December___, 2013, by and between Teva and Purchaser (the “Purchase Agreement”), Teva has agreed to transfer, sell, convey, assign and deliver to Purchaser, and Purchaser has agreed to purchase, accept and assume as of the date hereof, all right, title and interest, within the Territory, of the Remaining Purchased Assets (as defined in the Purchase Agreement); and

WHEREAS, the Parties desire to deliver to each other such instruments as are required in order to effectuate and evidence the sale by Teva and purchase by Purchaser of the Remaining Purchased Assets.

NOW, THEREFORE, in consideration of the premises and in accordance with the provisions of the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Teva and Purchaser hereby each agree as follows:

1.     The terms of the Purchase Agreement are incorporated herein by reference and capitalized terms used but not defined in this Remaining Bill of Sale shall have the meaning ascribed thereto in the Purchase Agreement.

2.     Teva hereby irrevocably and unconditionally transfer, sells, conveys, assigns, and delivers to Purchaser, and Purchaser hereby irrevocably and unconditionally purchases, accepts and assumes, all of Teva's right, title and interest, within the Territory, in and to all of the Remaining Purchased Assets, free and clear of any liens, charges or other encumbrances.

3.             The Parties, their respective divisions, subsidiaries, officers, directors, employees, stockholders, agents, representatives, advisors, consultants, attorneys, independent contractors and successors and assigns hereby release and discharge the other and their respective Affiliates, divisions, subsidiaries, officers, directors, employees, stockholders, agents, representatives, advisors, consultants, attorneys, independent contractors and successors and assigns, from any and all claims, causes of actions, obligations, investigations, demands, suits and/or liabilities, of any nature whatsoever, whether asserted or unasserted, known or unknown, or suspected or unsuspected to exist from the beginning of time, in any way arising under or in any way relating to the Remaining Purchased Assets, except with respect to fraud or any representation, warranty or covenant expressly made by it in the Purchase Agreement.

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

4.             All of the terms and provisions of this Remaining Bill of Sale shall be binding upon Teva and its successors and assigns, and shall be binding upon Purchaser and its successors and assigns.

5.             This Remaining Bill of Sale and any all matters arising directly or indirectly herefrom shall be governed by and construed and enforced in accordance with the laws of the State of New York, U.S.A. applicable to agreements made and to be performed entirely in such State.

6.             It is acknowledged and agreed that this Remaining Bill of Sale is intended to document the sale and assignment of the Remaining Purchased Assets to Purchaser.

7.             This Remaining Bill of Sale may be executed by PDF and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute a single instrument.

IN WITNESS WHEREOF, the undersigned have executed this Remaining Bill of Sale as of the date first set forth above.

TEVA PHARMACEUTICALS USA, INC.

By:
Name:
Title:

By:
Name:
Title:

21

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

ANI PHARMACEUTICALS, INC.

By:
Name:
Title:

22

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

EXHIBIT C

Royalty Payment:  On a Product-by-Product basis, Buyer shall pay to Teva the Royalty as a percentage of the Contract Margin (as defined below) from the Launch Date for each Product and for a period of [***] years thereafter, unless it sooner ceases to be recompensed for such sales (the “Royalty Term”), as follows:

•	[***] for Product Year 1 through Product Year [***]

(the “Royalty”).

Within thirty (30) days following the end of each Calendar Quarter during the Royalty Term, Buyer shall (i) compute and report to Teva in a mutually acceptable format and detail the Net Sales and the Royalty for that Calendar Quarter and (ii) pay to Teva the Royalty for that Calendar Quarter as reflected in the report.

“Contract Margin" means Net Sales (as defined below) less [***] (as defined below); [***]

“Net Sales” – shall mean, with respect to the Products sold in the Territory, the aggregate gross sales amount invoiced by Buyer or its Affiliates on an arms-length basis to third parties in the Territory, less the following deductions (to the extent actually incurred or accrued):

(i) cash discounts given by Buyer (and its Affiliates);

(ii) any adjustments on account of price adjustments, billing adjustments, or shelf stock adjustments affecting the Product;

(iii) chargebacks, rebates, administrative fee arrangements, reimbursements, and similar payments to wholesalers and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations, other institutions or health care organizations or other customers;

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(iv) amounts due to third parties on account of rebate payments, including Medicaid rebates, or other price reductions provided, based on sales by Buyer and its Affiliates to any governmental or regulatory authority in respect of state or federal Medicare, Medicaid or similar programs; and

(v) allowances and credits to third parties on account of rejected, damaged, returned or recalled product.
Buyer will not use the Product as a “loss leader” or as part of a bundle, basket or group sale with sales of its other products not covered under this Agreement that would result in financially disadvantaging the Products relative to such other products.

In the event Buyer grants any discounts, chargebacks, rebates, adjustments or allowances as part of a bundle of other Buyer products, such discounts, chargebacks, rebates, adjustments or allowances shall be allocated to the Product in a pro-rata manner.

[***] means, with respect to the aggregate amount of each Product, the actual [***] and [***] as well as [***] incurred by Buyer that are required for the [***], [***] and [***] of such Product, as determined in accordance with U.S. GAAP then in effect.  For the avoidance of doubt, such [***] shall not include any [***].

Recordkeeping.  During the Royalty Term and for a period of two (2) years thereafter, Buyer shall keep complete and accurate books and records of account containing all information required for the computation and verification of Net Sales and the Royalty.

Audit Rights.  At Teva’s request (not to be made more than once in any twelve (12) month period and not more than eighteen (18) months after delivery of the report setting forth such computation) and expense, Buyer will permit a reputable firm of independent accountants mutually acceptable to the Parties to have access upon reasonable written notice and during ordinary working hours to such records as may be necessary to audit any computation of Royalty payments due to Teva hereunder.  If as a result of any inaccuracies set forth in such report, the amount(s) paid to Teva under this Exhibit C was either deficient or excessive, then Teva or Buyer, as the case may be, shall pay to the other an amount equal to the deficiency or excess, plus interest thereon at the then prime rate (as reported in the Wall Street Journal).  In the event the examination reveals that the amount of any underpayment for the audited period exceeds ten percent (10%) of the amount actually paid by Buyer to Teva during such audited period, Buyer shall also reimburse Teva for Teva’s reasonable and documented fees charged by such accountants.  In the event of any dispute between Buyer and Teva regarding the findings of any such inspection or audit, the Parties shall initially attempt in good faith to resolve the dispute amicably between themselves, and if the Parties are unable to resolve such dispute within a commercially reasonable period of time, such dispute shall be resolved by an accountant from an internationally recognized independent accounting firm that is mutually agreeable to both of the Parties, and such accountant’s determination shall be binding.

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

EXHIBIT D
[Teva Letterhead]
[Date]

Dr. Kathleen Uhl, Acting Director
Office of Generic Drugs, HFD-600
CDER/FDA
Document Control Room
Metro Park North VII
7620 Standish Place
Rockville, MD 20855

Transfer of Ownership
Divestiture

Re:	ANDA XXXXXX
[Product name and strength]

Dear Dr. Uhl:

In accordance with 21 CFR §314.72(a)(1), Teva Pharmaceuticals USA hereby notifies the Agency that we are transferring ownership, including all rights to ANDA [######] for [Product name and strength] to [XXX Pharmaceuticals].  The change in ownership is effective as of [Date].

Former Owner of Applicant:	New Owner of Applicant:
XXX Pharmaceuticals Number and Street Name City, State, Zip Code Country	XXX Pharmaceuticals Number and Street Name City, State, Zip Code Country

This submission is being sent to the Agency through the Electronic Submissions Gateway (ESG).  The submission is presented in electronic format and is comprised of approximately 1 megabyte. The submission is virus free, per our client protection (OfficeScanTM, Version 10.5, by Trend MicroTM).

If there are any questions, please do not hesitate to contact either Barinder Sandhu (by phone: (201) 930-3626 or (201) 930-2233 or email: Barinder.Sandhu@tevapharm.com) or myself.

Sincerely,

Scott Tomsky
Vice President, US Generics Regulatory Affairs

25